Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Financing For 1440 Broadway

New York, October 5, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust, announced today it has closed on a $325 million financing for 1440 Broadway, a 25-story institutional quality office building containing 755,679 square feet located just steps from Times Square.

“Completing this financing is another accomplishment in our strategic initiatives plan,” said Michael Happel, Chief Executive Officer of NYRT. “We remain focused on building a best-in-class Manhattan real estate portfolio for the benefit of all of our shareholders, and we will continue to capitalize on opportunities, including those that benefit our capital structure and liquidity, while executing our strategic initiatives.”

On October 1, 2015, NYRT announced a series of governance, strategic and operational actions intended to enhance value for all shareholders and narrow the gap between net asset value (NAV) and the Company’s current common share price.

Among the announced actions were the appointment of Apollo Global Management Co-Founder Marc Rowan to the Board of Directors as well as plans to appoint two new independent directors in the near future. The Company also announced it has engaged an advisor to identify and consider potential strategic transactions at the asset or entity level and acted to enable parties who participated in previous strategic initiatives to participate in any future transactions. NYRT is continuing to pursue its previously announced plan to sell non-core, outer-borough assets and is in the process of implementing a joint venture with American Realty Capital New York City REIT, Inc.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@nyrt.com (212) 415-6500	Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600